FOR IMMEDIATE RELEASE

Jeff Tryka, CFA
Investor Relations, Lambert & Co.
(616) 295-2509
jtryka@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2022

First Quarter Summary

▪Net sales of $180.9 million
•$18.3 million decrease from first quarter of 2021
▪Gross profit of $20.2 million
•$20.4 million decrease from first quarter of 2021
▪Gross profit margin(4) decreased to 11.2% from 20.4% in the first quarter of 2021
▪Net loss of $27.0 million
•$11.8 million deterioration from first quarter of 2021
▪Adjusted EBITDA(1) of $(6.6) million
•$19.3 million reduction from first quarter of 2021

Plymouth, Michigan, May 5, 2022 — Horizon Global Corporation (NYSE: HZN), one of the leading manufacturers of branded towing and trailering equipment, today reported financial results for the first quarter of 2022.

“We are extremely disappointed with our results for the first quarter,” stated Terry Gohl, Horizon Global’s President and Chief Executive Officer. “We were faced with a number of challenges, some were outside our control and others we should have controlled better. Immediate steps are being taken to address these challenges going forward. After nearly two years of year-round demand for our products, we are now experiencing a shift back to seasonal order patterns for our higher margin non-OE business. This shift impacted our net sales levels during the first quarter of 2022; however, as we enter the selling season, we expect to recognize the benefits of robust inventory levels resulting from our strategic build in the fourth quarter of 2021 and the first quarter of 2022. We are also throttling our purchase levels, which, together with natural inventory attrition during the selling season, should significantly taper down our inventory levels and optimize our working capital position over the next few quarters.”

Gohl continued, “Global supply chain constraints continued to impact Horizon Global during the first quarter of 2022. In addition to semiconductor shortages, which continued to suppress OEM production volumes, the Russia-Ukraine war exacerbated OEM production disruption in Europe, resulting in peak disruption at 17 customer assembly plants that we supply across Europe in March 2022. While there is no set timetable for a return to ‘normal’, the global market outlook for OEM production remains strong for the remainder of 2022.”

2022 First Quarter Segment Results
Horizon Americas. Net sales decreased $7.9 million, or 7.2%, to $101.9 million when compared to the first quarter of 2021. This decrease was driven by an $8.3 million combined reduction in the aftermarket and automotive OEM sales channels. Gross profit decreased $16.4 million, driven by lower net sales, coupled with unfavorable manufacturing input costs, primarily increased material costs, and only partially offset by customer pricing recoveries. Adjusted EBITDA(1) decreased to $(2.3) million, as compared to $12.9 million for the first quarter of 2021, driven primarily by unfavorable gross profit.

Horizon Europe-Africa. Net sales decreased $10.4 million, or 11.7%, to $78.9 million when compared to the first quarter of 2021. This decrease was primarily due to an $8.6 million reduction in the automotive OEM sales channel driven by lower volumes from rapid customer disruptions. Net sales were negatively impacted by $5.7 million of unfavorable currency translation in the first quarter of 2022. Gross profit decreased $4.0 million, driven by lower net sales, coupled with unfavorable manufacturing input costs, primarily increased material costs and operational inefficiencies due to sudden customer disruptions. Adjusted EBITDA(1) declined to $1.5 million, as compared to $5.4 million for the first quarter of 2021, driven primarily by unfavorable gross profit.

Balance Sheet and Liquidity. Cash and Availability(2) was $47.4 million, an increase of $8.2 million compared to December 31, 2021. Working Capital(3) was $111.2 million, an increase of $2.4 million compared to December 31, 2021. Gross debt increased $42.8 million to $343.6 million compared to December 31, 2021, primarily reflecting $35.0 million of additional borrowings under the Company’s term loan facility during the first quarter of 2022.

Summary
“During the past few years, we have taken a proactive approach to mitigate the impact of uncontrollable outside factors,” Gohl stated. “Material costs remain at the top of this list. We have fully implemented pricing recovery actions with our non-OE customers and have either implemented or remain in active discussions with our OE customers. We expect the benefit of our pricing actions to be fully recognized during 2022. This recovery, together with expected favorability in volumes and softening in steel and average freight cost inflation, should positively impact our performance in 2022.”

Gohl closed, “We are not pleased with our performance in the first quarter and we are determined to do a better job in addressing the very dynamic and ever-changing markets that we serve around the globe. I want to thank our employees and key stakeholders for their support as we take immediate action to improve our performance going forward.”

Conference Call Details
Horizon Global will host a conference call regarding first quarter 2022 earnings on Thursday, May 5, 2022 at 8:30 a.m. Eastern Time. The conference call will be hosted by Horizon Global's President and Chief Executive Officer, Terry Gohl, and Dennis Richardville, Chief Financial Officer. Participants on the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 825-9786 and from outside the U.S. at (412) 902-4185. Please use the conference identification number 10165103.

The first quarter 2022 results and supplemental materials, including a presentation in PDF format, will be distributed before the market opens on May 5, 2022 and will be available on the Company’s website at www.horizonglobal.com prior to the start of the call.

The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.

A replay of the call will be available on Horizon Global’s website or by phone by dialing (877) 344-7529 and from outside the U.S. at (412) 317-0088. Please use the conference identification number 5076799. The telephone replay will be available approximately two hours after the end of the call and continue through May 19, 2022.

About Horizon Global
Headquartered in Plymouth, Michigan, Horizon Global is a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver premium products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 3,800 employees.

For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition and liquidity, including, without limitation, supply chain and logistics issues and inflationary pressures; liabilities and restrictions imposed by the Company’s debt instruments, including the Company’s ability to comply with the applicable financial covenants related thereto; market demand; competitive factors; supply constraints and shipping disruptions; material, logistics and energy costs, including the increased material costs resulting from the COVID-19 pandemic; inflation and deflation rates; the impact the conflict between Russia and Ukraine has on our business, financial condition or future results, including the duration and scope of such conflict, its impact on disruptions and inefficiencies in our supply chain and our ability to procure certain raw materials; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of the Company’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; factors affecting the Company’s business that are outside of its control, including natural disasters, pandemics, including the current COVID-19 pandemic, accidents and governmental actions; and other risks that are discussed in Part I, Item 1A, “Risk Factors.” in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2021. The risks described in the Company’s Annual Report on Form 10-K are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this release. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as otherwise required by law.

(1)	Please refer to “Company and Business Segment Financial Information” which details certain costs, expense, other charges, that are included in the determination of net income attributable to Horizon Global under U.S. GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results. The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP. Adjusted EBITDA, as determined and measured by Horizon Global, should also not be compared to similarly titled measures reported by other companies.
(2)	"Cash and Availability" refers to “cash and cash equivalents” and amounts of cash accessible but undrawn from credit facilities.
(3)
“Working Capital” defined as "total current assets" excluding "cash, cash equivalents and restricted cash", less "total current liabilities" excluding "current maturities, long-term debt" and "short-term operating lease liabilities".

(4)	“Gross Profit Margin” refers to “gross profit” as a percentage of “net sales”.

Horizon Global Corporation
Condensed Consolidated Statements of Operations
(unaudited - dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$180,860	$199,190
Cost of sales	(160,650)	(158,630)
Gross profit	20,210	40,560
Selling, general and administrative expenses	(33,770)	(33,780)
Operating (loss) profit	(13,560)	6,780
Interest expense	(7,670)	(7,050)
Loss on debt extinguishment of Replacement Term Loan	—	(11,650)
Other expense, net	(5,490)	(2,230)
Loss before income tax	(26,720)	(14,150)
Income tax expense	(230)	(1,000)
Net loss	(26,950)	(15,150)
Less: Net loss attributable to noncontrolling interest	(270)	(340)
Net loss attributable to Horizon Global	$(26,680)	$(14,810)
Net loss per share:
Basic	$(0.98)	$(0.55)
Diluted	$(0.98)	$(0.55)

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,660	$11,780
Restricted cash	5,470	5,490
Receivables, net	95,570	80,720
Inventories	178,840	162,830
Prepaid expenses and other current assets	15,180	12,340
Total current assets	324,720	273,160
Property and equipment, net	72,600	71,610
Operating lease right-of-use assets	37,300	37,810
Other intangibles, net	46,860	48,910
Deferred income taxes	1,750	1,750
Other assets	5,270	5,680
Total assets	$488,500	$438,920
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current maturities, long-term debt	$3,670	$3,780
Accounts payable	128,710	102,190
Short-term operating lease liabilities	11,210	11,010
Accrued liabilities	49,680	44,870
Total current liabilities	193,270	161,850
Gross long-term debt	339,970	297,070
Unamortized debt issuance costs and discount	(27,830)	(26,520)
Long-term debt	312,140	270,550
Deferred income taxes	1,650	1,920
Long-term operating lease liabilities	34,290	35,930
Other long-term liabilities	8,800	8,920
Total liabilities	550,150	479,170
Total Horizon Global shareholders' deficit	(54,820)	(33,690)
Noncontrolling interest	(6,830)	(6,560)
Total shareholders' deficit	(61,650)	(40,250)
Total liabilities and shareholders' deficit	$488,500	$438,920

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(26,950)	$(15,150)

Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	3,350	4,200
Amortization of intangible assets	1,270	1,300
Amortization of original issuance discount and debt issuance costs	2,870	2,810
Deferred income taxes	(200)	470
Non-cash compensation expense	1,250	860
Loss on debt extinguishment of Replacement Term Loan	—	11,650
Paid-in-kind interest	—	650
Increase in receivables	(16,250)	(26,870)
Increase in inventories	(17,000)	(20,950)
Increase in prepaid expenses and other assets	(2,710)	(940)
Increase in accounts payable and accrued liabilities	33,350	23,120
Other, net	2,690	600
Net cash used for operating activities	(18,330)	(18,250)
Cash Flows from Investing Activities:
Capital expenditures	(5,000)	(3,360)
Net cash used for investing activities	(5,000)	(3,360)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	1,040	1,530
Repayments of borrowings on credit facilities	(1,930)	(720)
Proceeds from Senior Term Loan, net of issuance costs	30,900	75,300
Repayments of borrowings on Replacement Term Loan, including transaction fees	—	(94,940)
Proceeds from Revolving Credit Facility, net of issuance costs	9,170	4,450
Proceeds from issuance of common stock warrants	3,040	16,300
Proceeds from exercise of common stock warrants	—	420
Other, net	(720)	(650)
Net cash provided by financing activities	41,500	1,690
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(310)	(510)
Cash, Cash Equivalents and Restricted Cash:
Increase (decrease) for the period	17,860	(20,430)
At beginning of period	17,270	50,690
At end of period	$35,130	$30,260
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,280	$7,270
Cash paid for taxes, net of refunds	$390	$530

Appendix I

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants, further discussed in the Liquidity and Capital Resources section below. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP. Adjusted EBITDA, as determined and measured by Horizon Global, should also not be compared to similarly titled measures reported by other companies. The Company also uses operating profit (loss) to measure stand-alone segment performance.

Adjusted EBITDA is defined as net income (loss) attributable to Horizon Global before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable, such as severance, restructuring, relocation and related business disruption costs, gains (losses) on extinguishment of debt, impairment of goodwill and other intangibles, non-cash stock compensation, certain product liability and litigation claims, acquisition and integration costs, gains (losses) on business divestitures and other assets, debt issuance costs, board transition support and non-cash unrealized foreign currency remeasurement costs.

Adjusted EBITDA for our operating segments for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021				Variance
	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Consolidated
	(dollars in thousands)				(dollars in thousands)
Net loss attributable to Horizon Global				$(26,680)				$(14,810)	$(11,870)
Net loss attributable to noncontrolling interest				(270)				(340)	70
Net loss				$(26,950)				$(15,150)	$(11,800)
Interest expense				7,670				7,050	620
Income tax expense				230				1,000	(770)
Depreciation and amortization				4,620				5,500	(880)
EBITDA	$(2,830)	$610	$(12,210)	$(14,430)	$13,200	$3,790	$(18,590)	$(1,600)	$(12,830)
Net loss attributable to noncontrolling interest	—	270	—	270	—	340	—	340	(70)
Severance	—	—	(20)	(20)	—	—	—	—	(20)
Restructuring, relocation and related business disruption costs	60	20	(20)	60	(860)	(70)	—	(930)	990
Loss on debt extinguishment	—	—	—	—	—	—	11,650	11,650	(11,650)
Non-cash stock compensation	—	—	1,250	1,250	—	—	860	860	390
Loss (gain) on business divestitures and other assets	250	(60)	3,160	3,350	240	—	—	240	3,110
Debt issuance costs	—	—	1,570	1,570	—	—	—	—	1,570
Unrealized foreign currency remeasurement costs	270	650	410	1,330	270	1,290	530	2,090	(760)
Adjusted EBITDA	$(2,250)	$1,490	$(5,860)	$(6,620)	$12,850	$5,350	$(5,550)	$12,650	$(19,270)

Segment Information

Financial information for our operating segments for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,		Change
	2022	2021	$	%
	(dollars in thousands)
Net Sales
Horizon Americas	$101,940	$109,830	$(7,890)	(7.2%)
Horizon Europe-Africa	78,920	89,360	(10,440)	(11.7%)
Total	$180,860	$199,190	$(18,330)	(9.2%)
Gross Profit
Horizon Americas	$12,880	$29,270	$(16,390)	(56.0%)
Horizon Europe-Africa	7,330	11,290	(3,960)	(35.1%)
Total	$20,210	$40,560	$(20,350)	(50.2%)
Operating (Loss) Profit
Horizon Americas	$(4,300)	$11,840	$(16,140)	(136.3%)
Horizon Europe-Africa	(1,540)	1,460	(3,000)	(205.5%)
Corporate	(7,720)	(6,520)	(1,200)	(18.4%)
Total	$(13,560)	$6,780	$(20,340)	(300.0%)
Adjusted EBITDA
Horizon Americas	$(2,250)	$12,850	$(15,100)	(117.5%)
Horizon Europe-Africa	1,490	5,350	(3,860)	(72.1%)
Corporate	(5,860)	(5,550)	(310)	(5.6%)
Total	$(6,620)	$12,650	$(19,270)	(152.3%)

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three Months Ended March 31, 2022
	Horizon Americas	Horizon Europe-Africa	Consolidated
Revenue growth as reported	(7.2)%	(11.7)%	(9.2)%
Less: currency impact	—%	(6.4)%	(2.8)%
Revenue growth at constant currency	(7.2)%	(5.3)%	(6.4)%